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                                                                     EXHIBIT 4.1

                               CUMULUS MEDIA INC.
                            2002 STOCK INCENTIVE PLAN



1. OBJECTIVES. The Cumulus Media Inc. 2002 Stock Incentive Plan is designed to attract and retain certain selected officers, employees, non-employee directors and consultants whose skills and talents are important to the Company's operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making Awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2.                DEFINITIONS.

         (a) "Award" shall mean the grant of a Stock Option to a Participant pursuant to such terms, conditions, performance requirements, and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

         (b) "Award Agreement" shall mean an agreement between Cumulus Media Inc. and a Participant that sets forth the terms, conditions, performance requirements, and limitations applicable to an Award.

         (c)               "Board" shall mean the Board of Directors of Cumulus
                  Media Inc.

         (d) "Business Combination" means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Cumulus Media Inc.

         (e) "Cause" shall mean termination of a Participant's service with the Company for (i) any failure of the Participant to substantially perform his duties with the Company (other than by reason of illness) which occurs after the Company has delivered to the Participant a demand for performance which specifically identifies the manner in which the Company believes the Participant has failed to perform his duties, and the Participant fails to resume performance of his duties on a continuous basis within 14 days after receiving such demand, (ii) the commission by the Participant of any material act of dishonesty or disloyalty involving the Company or its business, or (iii) the conviction of the Participant of a felony or misdemeanor which, in the reasonable judgment of the Committee, is substantially related to the Participant's position with the Company or substantially impairs the Participant's ability to perform his duties with the Company.

         (f) "Change in Control" shall mean the occurrence of any of the following events:

                  (i)               The acquisition by any Person of beneficial
                           ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Voting Power of Cumulus Media Inc.; provided, however, that for purposes of this subsection (i), the following acquisitions shall not



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                           constitute a Change in Control: (A) any acquisition
                           directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (D) any acquisition by any Person pursuant to a transaction which complies with clauses
                           (A) and (B) of subsection (iii) of this Section 2(f).

                  (ii)              A change in a majority of the members of the
                           Board occurs: (A) within one year following the public announcement of an actual or threatened election contest (as described in Rule 14a-12(c) promulgated under the Exchange Act) or the filing of a Schedule 13D or other public announcement indicating that a Person intends to effect a change in control of Cumulus Media Inc., (ii) as a result of the exercise of contractual rights, or (iii) as a result of a majority of the members of the Board having been proposed, designated or nominated by a Person (other than Cumulus Media Inc. through the Board or a committee of the Board).

                  (iii)             Consummation of a Business Combination
                           unless, following such Business Combination, (A) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by Cumulus Media Inc. or such entity resulting from such Business Combination of either of them) beneficially owns, directly or indirectly, 35% or more of the Voting Power of the entity resulting from such Business Combination, and (B) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

                  (iv)              Approval by the stockholders of Cumulus
                           Media Inc. of a complete liquidation or dissolution of Cumulus Media Inc.

                  (v)               Such other event as the Board may determine
                           by express resolution to constitute a Change in Control for purposes of this Plan.

         (g) "Class A Common Stock" shall mean the authorized and issued or unissued $.01 par value class A common stock of Cumulus Media Inc.

         (h) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (i) "Committee" shall mean the Compensation Committee of the Board, which shall be comprised of at least two non-employee directors within the meaning of Rule 16b-3 under the Exchange Act.

         (j) "Company" shall mean Cumulus Media Inc. and its subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which


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                  Cumulus Media Inc. has a significant equity interest, as
                  determined in the sole discretion of the Committee.

         (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

         (l) "Fair Market Value" shall mean the closing sale price of the Class A Common Stock on the Nasdaq National Market as reported in the Midwest Edition of the Wall Street Journal for the date in question; provided that, if no sales of Class A Common Stock were made on said exchange on that date, "Fair Market Value" shall mean the closing sale price of Class A Common Stock as reported for the most recent preceding day on which sales of Class A Common Stock were made on such exchange, or, failing any such sales, such other price as the Committee may determine in conformity with pertinent law and regulations.

         (m) "Participant" shall mean any officer or full-time employee of the Company, or any person who has agreed to commence serving in any such capacities, as well as any non-employee director, consultant or other natural person who provides services to the Company to whom an Award has been made under the Plan.

         (n) "Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

         (o)               "Plan" shall mean the Cumulus Media Inc. 2002 Stock
                  Incentive Plan.

         (p) "Retirement" shall mean termination of employment or service with the Company or service as a member of the Board on or after the attainment of age 65.

         (q) "Stock Option" shall mean a grant of a right to purchase a specified number of shares of Class A Common Stock, the purchase price of which shall be not less than 100% of the Fair Market Value on the date of grant. A stock option may be in the form of a nonqualified stock option or, if the stockholder approval required under Section 422 of the Code is obtained, an incentive stock option ("ISO").

         (r) "Voting Power" means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3. ELIGIBILITY. Current and prospective employees, non-employee directors, consultants or other natural persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company; provided that at least a majority of


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         shares of Class A Common Stock underlying Stock Options awarded under the Plan at any time must be, or have been, awarded to employees who are not officers or directors of the Company.

4. COMMON STOCK AVAILABLE FOR AWARDS. Subject to adjustment as provided in Section 14 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 2,000,000 shares of Class A Common Stock. Any shares subject to an Award which are used in settlement of tax withholding obligations shall be deemed not to have been issued for purposes of determining the maximum number of shares available for issuance under the Plan. Likewise, if any Stock Option is exercised by tendering shares, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan, only the number of shares issued net of the shares tendered shall be deemed issued for purposes of determining the maximum number of shares available for issuance under the Plan. No individual shall be eligible to receive Awards aggregating more than 500,000 shares of Class A Common Stock reserved under the Plan in any one calendar year, subject to adjustment as provided in Section 14 hereof. Cumulus Media Inc. shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Class A Common Stock available for issuance pursuant to Awards.

5. ADMINISTRATION. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which current and prospective employees, non-employee directors and consultants are Plan Participants (subject to Section 3 hereof), to grant waivers of Award restrictions, to determine the provisions of Award Agreements and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan.

6. DELEGATION OF AUTHORITY. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

7. AWARDS. The Committee shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award including, but not limited to, continuous service with the Company, conditions under which acceleration of vesting will occur and achievement of specific business objectives.

8. DEFERRED PAYMENT OF AWARDS. The Committee may permit selected Participants to elect to defer payment of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock, subject to such


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         terms, conditions and restrictions as the Committee may establish. The
         Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments denominated in stock.

9. STOCK OPTION EXERCISE. Unless the Award Agreement provides otherwise, (i) an Award shall become vested, and thereby exercisable, at the rate of 25% per completed year of the Participant's continuous service-providing relationship with the Company (including in the case of a non-employee director, service on the Board) after the grant date of the Award, and (ii) each Award that is outstanding and unexercised on the date of a Change in Control shall immediately become fully vested and exercisable. The price at which shares of Class A Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or, if permitted by the Committee, by means of tendering shares of Class A Common Stock, which have been held by the Participant for more than six months and have not been used within the prior six-month period to exercise an option, either directly or by attestation, valued at the Fair Market Value on the date of exercise, or any combination thereof.

10. TAX WITHHOLDING. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes (but only the minimum amount required by law) or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Company may defer making delivery with respect to Class A Common Stock issuable pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Class A Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

11. AMENDMENT OR TERMINATION OF THE PLAN. The Board may, at any time, but only with unanimous consent or approval and to the extent permitted by applicable law or the requirements of the Nasdaq National Market, amend or terminate the Plan; provided, however, that:

         (a) subject to Section 14 hereof, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and

         (b) without further approval of the shareholders of the Company, no amendment shall increase the number of shares of Class A Common Stock which may be delivered pursuant to Awards hereunder, except for increases resulting from the operation of Section 14 hereof.

12. TERMINATION OF SERVICE. If the service-providing relationship of a Participant terminates, or a non-employee director no longer serves on the Board, other than pursuant to paragraphs (a) through (c) of this Section 12, all unvested Awards shall immediately


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         terminate and all vested but unexercised, deferred or unpaid Awards shall terminate 90 days after such termination of service, unless the Award Agreement provides otherwise, and during such 90 day period shall be exercisable only to the extent provided in the Award Agreement. If the status of a Participant's relationship with the Company changes (e.g., from a consultant to an employee or vice versa), it will not be a termination of the service-providing relationship. Notwithstanding the foregoing, if a Participant's service is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

         (a) Retirement. When a Participant's employment or service terminates as a result of Retirement, or early retirement with the consent of the Committee, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement, or early retirement, and/or the exercisability and vesting of any Award may be accelerated.

         (b)               Resignation in the Best Interests of the Company.
                  When a Participant resigns from the Company or the Board and, in the judgment of the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and
                  (ii) permit the exercise, vesting and payment of such Awards for such period as may be set forth in the applicable Award Agreement.

         (c)               Death or Disability of a Participant.

                  (i)               In the event of a Participant's death, the
                           Participant's estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subparagraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

                  (ii)              In the event a Participant is deemed by the
                           Company to be disabled within the meaning of Cumulus Media Inc.'s group long-term disability plan, or if Cumulus Media Inc. does not have such a plan, Section 22(e)(3) of the Code, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.



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                  (iii)             After the death or disability of a
                           Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements and (2) accelerate any or all installments and rights.

                  (iv)              In the event of uncertainty as to
                           interpretation of or controversies concerning this paragraph (c) of Section 12, the Committee's determinations shall be binding and conclusive.

         (d) No Service Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by, or service with, the Company or service on the Board, nor shall it interfere in any way with the right of the Company to terminate any Participant's employment or service with the Company or on the Board at any time.

13.               NONASSIGNABILITY. Except as provided in subsection (c) of
         Section 12 and this Section 13, no Award under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Awards, other than ISO's within the meaning of
         Section 422 of the Code, to be transferred to members of the Participant's immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, "immediate family" shall mean a Participant's spouse, issue, and spouses of his issue.

14. ADJUSTMENTS. In the event of any change in the outstanding Class A Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionally (a) the number of shares of Class A Common Stock (i) reserved under the Plan, (ii) for which Awards shall be granted to an individual Participant, and (iii) covered by outstanding Awards denominated in stock; (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Class A Common Stock or any distribution (other than normal cash dividends) to holders of Class A Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Stock Options by means of substitution of new Stock Options for previously issued Stock Options or an assumption of previously issued Stock Options.

15. NOTICE. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the director of finance of the Company in writing, and shall become effective when it is received by his office.

16. UNFUNDED PLAN. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Class A Common


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         Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Class A Common Stock or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any cash, Class A Common Stock or rights thereto to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of cash, Class A Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

17. GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Wisconsin, without giving effect to principles of conflicts of laws, and construed accordingly.

18. EFFECTIVE AND TERMINATION DATES. The effective date of the Plan is May 3, 2002. The Plan shall terminate on May 3, 2012 subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

19. OTHER BENEFIT AND COMPENSATION PROGRAMS. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant's regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.


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